Exhibit 10.2
CORPORATE SERVICES AGREEMENT
DATED ___, 2006
BETWEEN
HELIX ENERGY SOLUTIONS GROUP, INC.
AND
CAL DIVE INTERNATIONAL, INC.

CORPORATE SERVICES AGREEMENT
     This CORPORATE SERVICES AGREEMENT, dated to be effective as of                     , 2006 (this “Agreement”), is made by and between Helix Energy Solutions Group, Inc., a Minnesota corporation (“Helix”), and Cal Dive International, Inc., a Delaware corporation (“Cal Dive”). Certain capitalized terms used in this Agreement are defined in Section 1.1 and the definitions of the other capitalized terms used in this Agreement are cross-referenced in Section 1.2.
W I T N E S S E T H:
     WHEREAS, Helix and Cal Dive have entered into a Master Agreement, dated as of                     , 2006 (the “Master Agreement”), pursuant to which, among other things, Helix will separate its manned diving, pipelay, pipe burial and related businesses and operations from the other businesses and operations of Helix by contributing, assigning and transferring such businesses, operations and related assets and liabilities to Cal Dive and its Subsidiaries, as set forth in the Master Agreement (the “Separation”);
     WHEREAS, after the Separation, it is contemplated that an initial public offering will be made of approximately ___% of the common stock of Cal Dive, resulting in partial public ownership of Cal Dive;
     WHEREAS, after such Separation and initial public offering, Cal Dive and Helix will provide certain administrative and support services and other assistance to the each other in accordance with the terms and subject to the conditions set forth herein;
     WHEREAS, because of the parent-subsidiary relationships among Helix and Cal Dive, the terms and conditions set forth herein have not resulted from arms length negotiations between the parties, and accordingly, such terms may be in some respects less favorable to the parties than those it could obtain from unaffiliated third parties;
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Certain Defined Terms.
     The following capitalized terms used in this Agreement will have the meanings set forth below:
     “Helix Business” means the business of the Helix Group immediately prior to the Initial Public Offering, other than the Cal Dive Business.
     “Information Systems” means computing, telecommunications or other digital operating or processing systems or environments, including, without limitation, computer programs, data, databases, computers, computer libraries, communications equipment, networks and systems.

When referenced in connection with Services, Information Systems will mean the Information Systems accessed and/or used in connection with the Services.
     “Intellectual Property” means all of the following, whether protected, created or arising under the laws of the United States or any other foreign jurisdiction: (i) patents, patent applications (along with all patents issuing thereon), statutory invention registrations, divisions, continuations, continuations-in-part, substitute applications of the foregoing and any extensions, reissues, restorations and reexaminations thereof, and all rights therein provided by international treaties or conventions; (ii) copyrights, mask work rights, database rights and design rights, whether or not registered, published or unpublished, and registrations and applications for registration thereof, and all rights therein whether provided by international treaties or conventions or otherwise; (iii) trademarks, service marks, trade dress, logos and other identifiers of source, including all goodwill associated therewith and all common law rights, registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing; (iv) intellectual property rights arising from or in respect of domain names, domain name registrations and reservations and URLs; (v) trade secrets; (vi) intellectual property rights arising from or in respect of Technology; and (vii) all other applications and registrations related to any of the intellectual property rights set forth in the foregoing clauses (i) through (vi) above.
     “Provider” means Helix or another member of the Helix Group, on the one hand, or Cal Dive or another member of the Cal Dive Group, on the other hand, that is providing a Service pursuant to this Agreement.
     “Recipient” means Cal Dive or another member of the Cal Dive Group, on the one hand, or Helix or another member of the Helix Group, on the other hand, to whom a Service pursuant to this Agreement is being provided.
     “Recipient Group” means the Cal Dive Group or the Helix Group, as Recipient hereunder.
     “Representative” of a Person means any director, officer, employee, agent, consultant, accountant, auditor, financing source, attorney, investment banker or other representative of such Person.
     “Service Termination Date” means the effective date of the termination of this Agreement pursuant to Section 9.1(a) or such earlier termination date as may be determined in accordance with Section 9.1(a) in respect of any specified Service.
     “Software” means the object and source code versions of computer programs and any associated documentation therefor.
     “Tax Matters Agreement” means the Tax Matters Agreement entered into pursuant to the Master Agreement and in substantially the form of Exhibit C to the Master Agreement.
     “Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, software, programs, models, routines, confidential and proprietary information, databases, tools, inventions, invention disclosures, creations, improvements, works of authorship, and all recordings, graphs, drawings, reports, analyses, other writings, and any other embodiment of the above, in any form, whether or not specifically listed herein.
     “Trigger Date” means the first date on which members of the Helix Group cease to beneficially own more than fifty percent (50%) of the total voting power of Cal Dive Common Stock.
     “Undertakings” means the obligations of the respective Helix and Cal Dive Groups set forth in Article III.
     Section 1.2 Other Terms.
     For purposes of this Agreement, the following terms have the meanings set forth in the sections or agreements indicated.

Term	Section
Affiliate	Master Agreement
After-Tax Basis	Master Agreement
Agreement	Preamble
Breaching Party	Section 9.1(a)
Cal Dive Confidential Information	Master Agreement
Cal Dive Group	Master Agreement
Cal Dive Indemnified Parties	Section 3.1(d)
Cal Dive Services Manager	Section 2.3
Cal Dive Vendor Agreements	Section 3.1(b)
Closing	Master Agreement
Closing Date	Master Agreement
Consents	Section 5.2
Force Majeure	Master Agreement
Group	Master Agreement
Helix	Preamble
Helix Confidential Information	Master Agreement
Helix Executives	Section 2.2
Helix Group	Master Agreement
Helix Indemnified Parties	Section 3.1(c)
Helix Services Manager	Section 2.3
Helix Vendor Agreements	Section 3.1(a)
Laws	Master Agreement
Liabilities	Master Agreement
Services	Section 2.1(a)
Service Charges	Section 5.1(a)
Standard for Services	Section 6.1
Substitute Service	Section 2.1(a)
Taxes	Master Agreement

ARTICLE II
SERVICES AND TERMS
     Section 2.1 Services; Scope.
     (a) During the period commencing on the Closing Date and continuing until the earlier of the termination of this Agreement or an individual Service pursuant to Section 9.1, subject to the terms and conditions set forth in this Agreement, each of Helix and Cal Dive as Providers will provide, or will cause to be provided to the Recipient Group, financial, information technology, human resources (including, without limitation, training and benefits), operations support, environmental, health and safety services, legal services, management oversight and other general services of an administrative and/or advisory nature with respect to the business and operations of the Helix and Cal Dive Groups, as set forth on Schedule A and Schedule C (the “Services”), and Cal Dive will, and will cause the other members of the Cal Dive Group to, and Helix will, and will cause the other members of the Helix Group to, utilize such Services in the conduct of their respective businesses. The “Services” also will include (1) any Services to be provided by a Provider to a Recipient as agreed pursuant to Section 10.3(a), and (2) any Substitute Service; provided, however, that (i) the scope of each Service will be substantially the same as the scope of such service provided by a Provider to a Recipient on the last day prior to the Closing in the ordinary course; (ii) the use of each Service by a Recipient will include use by the Recipient Group’s contractors in substantially the same manner as used by the contractors of the Recipient Group prior to the Closing; and (iii) nothing in this Agreement will require that any Service be provided by Helix other than for use in, or in connection with, the Cal Dive Business, or by Cal Dive other than for use in, or in connection with, the Helix Business. Nothing in the preceding sentence or elsewhere in this Agreement will be deemed to restrict or otherwise limit the volume or quantity of any Service; provided, that, certain volume or quantity changes with respect to a Service may require the parties to negotiate in good faith and use their commercially reasonable efforts to agree upon a price change with respect to such Service. If, for any reason, a Provider is unable to provide any Service pursuant to the terms of this Agreement, such Provider will provide to the Recipient Group a substantially equivalent service (a “Substitute Service”) at or below the cost for the substituted Service as set forth on Schedule A or Schedule C, as applicable, and otherwise in accordance with the terms of this Agreement, including the Standard for Services.
     (b) The Services will include, and the Service Charges reflect charges for, such maintenance, support, error correction, training, updates and enhancements normally and customarily provided by members of the Provider Group to other Provider Group members that receive such services. The Services will include all functions, responsibilities, activities and tasks, and the materials, documentation, resources, rights and licenses to be used, granted or provided by the Provider Group that are not specifically described in this Agreement as a part of the Services, but are incidental to, and would normally be considered an inherent part of, or necessary subpart included within, the Services or are otherwise necessary for the Provider Group to provide, or the Recipient Group to receive, the Services.
     (c) This Agreement will not assign any rights to Technology or Intellectual Property between the parties, other than as specifically set forth herein. Any upgrades, updates or other modifications to Software or other electronic content made available or delivered to the Cal Dive

Group pursuant to this Agreement will be deemed to be Intellectual Property of the Helix Group and licensed to the Cal Dive Group, notwithstanding that such upgrades, updates or other modifications (i) were not used, held for use or contemplated to be used by the Cal Dive Group as of the Closing Date, (ii) were not controlled by any member of the Helix Group as of the Closing Date, or (iii) may constitute improvements made after the Closing Date.
     (d) Throughout the term of this Agreement, the Provider and the Recipient of any Service will cooperate with one another and use their good faith, commercially reasonable efforts to effect the efficient, timely and seamless provision and receipt of such Service.
     (e) Any Software delivered by a Provider hereunder will be delivered, at the election of the Provider, either (i) with the assistance of the Provider, through electronic transmission or downloaded by the Recipient from the applicable intranet, or (ii) by installation by the Provider on the relevant equipment, with retention by the Provider of all tangible media on which such Software resides. The Provider and the Recipient acknowledge and agree that no tangible medium containing such Software (including any enhancements, upgrades or updates) will be transferred to the Recipient at any time for any reason under the terms of this Agreement, and that the Provider will, at all times, retain possession and control of any such tangible medium used or consumed by the Provider in the performance of this Agreement. Each party will comply with all reasonable security measures implemented by the other party in connection with the delivery of Software.
     Section 2.2 Executive Services.
     Until the earlier of the Trigger Date or termination of this Agreement in accordance with Section 9.1, in conjunction with the provision of the Services, Helix will make available to Cal Dive, and Cal Dive will utilize, the management oversight services of the executive officers of Helix referenced on Schedule A and from time to time as mutually agreed to by the parties, certain other officers of Helix (collectively, “Helix Executives”); provided, however, that Cal Dive may terminate the provision of management oversight services by any particular executive officer of Helix at any time by providing notice of such termination to Helix, such termination to be effective on the later of the date specified in the notice, if any, or the date that is six months after delivery of such notice. In rendering such services, until their resignation or the termination of Services as otherwise provided in this Section 2.2, the General Counsel of Helix shall serve as the General Counsel of Cal Dive. The obligations of Helix pursuant to this Section 2.2 will be subject to the reasonable demands imposed by, and the reasonable requirements of, the on-going operations of the Helix Group and the Cal Dive Group, respectively.
     Section 2.3 Performance and Receipt of Services.
     Each of Helix and Cal Dive will, and will cause its respective Groups to, comply with the following provisions with respect to the Services:
     (a) Each Provider and Recipient will at all times comply with its own then in-force security guidelines and policies applicable to the performance, access and/or use of the Services and Information Systems.

     (b) Each Provider and Recipient will take commercially reasonable measures to ensure that no computer viruses or similar items are coded or introduced into the Services or Information Systems. If a computer virus is found to have been introduced into the Services or Information Systems, the parties hereto will use their commercially reasonable efforts to cooperate and to diligently work together to eliminate the effects of such computer virus.
     (c) Each Provider and Recipient will exercise reasonable care in providing and receiving the Services to (i) prevent access to the Services or Information Systems by unauthorized Persons, and (ii) not damage, disrupt or interrupt the Services or Information Systems.
     Section 2.4 WARRANTIES.
     THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES OR GUARANTIES, AND THERE ARE NO IMPLIED WARRANTIES OR GUARANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE III
OTHER ARRANGEMENTS
     Section 3.1 Vendor Agreements.
     (a) A member of the Helix Group is or may become a party to certain corporate purchasing contracts, master services agreements, vendor contracts, software and other Intellectual Property licenses or similar agreements unrelated to the Services (the “Helix Vendor Agreements”) under which (or under open work orders thereunder) the Cal Dive Group purchases goods or services, licenses rights to use Intellectual Property and realizes certain other benefits and rights. Helix agrees that prior to the Trigger Date, the Cal Dive Group will continue to retain the right to purchase goods or services and continue to realize such other benefits and rights under each Helix Vendor Agreement to the extent allowed by such Helix Vendor Agreement until the expiration or termination date of such rights or benefits pursuant to the terms of such Helix Vendor Agreement (including, without limitation, any voluntary termination of such Helix Vendor Agreement by the Helix Group).
     (b) A member of the Cal Dive Group is or may become a party to certain corporate purchasing contracts, master services agreements, vendor contracts, software and other Intellectual Property licenses or similar agreements unrelated to the Cal Dive Services (the “Cal Dive Vendor Agreements”) under which (or under open work orders thereunder) the Helix Group purchases goods or services, licenses rights to use Intellectual Property and realizes certain other benefits and rights. Cal Dive agrees that prior to the Trigger Date, the Helix Group will continue to retain the right to purchase goods or services and continue to realize such other benefits and rights under each Cal Dive Vendor Agreement to the extent allowed by such Cal Dive Vendor Agreement until the expiration or termination date of such rights or benefits pursuant to the terms of such Cal Dive Vendor Agreement (including, without limitation, any voluntary termination of such Cal Dive Vendor Agreements by the Cal Dive Group).

     (c) The Cal Dive Group will indemnify, defend and hold harmless on an After-Tax Basis the Helix Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Helix Indemnified Parties”), from and against any and all Liabilities of the Helix Indemnified Parties relating to, arising out of or resulting from the Cal Dive Group purchasing goods or services, licensing rights to use Intellectual Property or otherwise realizing benefits and rights under any Helix Vendor Agreements.
     (d) The Helix Group will indemnify, defend and hold harmless on an After-Tax Basis the Cal Dive Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Cal Dive Indemnified Parties”), from and against any and all Liabilities of the Cal Dive Indemnified Parties relating to, arising out of or resulting from the Helix Group purchasing goods or services, licensing rights to use Intellectual Property or otherwise realizing benefits and rights under any Cal Dive Vendor Agreements.
ARTICLE IV
ADDITIONAL AGREEMENTS
     Section 4.1 Leases.
     Helix and Cal Dive agree that each lease or sublease listed on Schedule B, pursuant to which any member of the Cal Dive Group leases or subleases real property from any member of the Helix Group, will remain in full force and effect pursuant to its terms unless otherwise agreed to in writing by the parties.
     Section 4.2 Computer-Based Resources.
     Helix and Cal Dive agree that (i) prior to the Trigger Date, the Recipient Group will continue to have access to the Information Systems of the Provider Group, and (ii) on and after the Trigger Date, the Recipient Group will not have access to all or any part of the Information Systems of the Provider Group, except to the extent necessary for the Recipient Group to receive the Services (subject to the Recipient Group complying with all reasonable security measures implemented by the Provider Group as deemed necessary by the Provider Group to protect its Information Systems; provided, that, the Recipient Group has had a commercially reasonable period of time in which to comply with such security measures).
     Section 4.3 Access.
     Cal Dive will allow the Helix Group and its Representatives, and Helix will allow the Cal Dive Group and its Representative, reasonable access to the facilities of the respective Groups necessary for the performance of the Services and to enable each Provider Group and to fulfill its obligations under this Agreement.

ARTICLE V
COSTS AND DISBURSEMENTS; PAYMENTS
     Section 5.1 Service Charges.
     (a) Schedule A or Schedule C, as applicable, sets forth with respect to each Service a description of the charges for such Service or the basis for the determination thereof (the “Service Charges”). Further, in connection with performance of the Services and in connection with the Undertakings, the Provider will make payments for the benefit of and on behalf of the Recipient and will incur out-of-pocket costs and expenses (collectively, the “Other Costs”), which will be reimbursed to the Provider by the Recipient; provided, that, any Other Costs will only be payable by the Recipient if it receives from the Provider reasonably detailed data and other documentation sufficient to support the calculation of amounts due to the Provider as a result of such Other Costs.
     (b) (i) Prior to the Trigger Date, Helix and Cal Dive will arrange for the payment of all Service Costs and Other Charges in a manner consistent with past practices for similar services provided by the Helix Group to the Cal Dive Group prior to the date hereof. The Recipient will have the right to dispute any Service Charges and Other Costs by delivering written notice of such dispute, setting forth in reasonable detail the basis therefor, to the Provider within, and no later than, 60 days following the end of the month for which such Service Charge or Other Cost relates. As soon as practicable after receipt of any such notice, the Provider will provide the Recipient with reasonably detailed data and documentation sufficient to support the calculation of any Service Charges and Other Costs that are the subject of the dispute. If the Provider’s furnishing of such information does not promptly resolve such dispute, the dispute will be resolved pursuant to Section 8.2.
          (ii) From and after the Trigger Date, the Provider will deliver an invoice to the Recipient on a monthly basis (or at such other frequency as is set forth on Schedule A or Schedule C, as applicable) in arrears for the Service Charges and any Other Costs. The Recipient will pay the amount of such invoice to the Provider in U.S. dollars within 30 days of the date of such invoice, provided, that, to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency. If the Recipient fails to pay such amount (excluding any amount contested in good faith) by such date, the Recipient will be obligated to pay to the Provider, in addition to the amount due, interest on such amount at the lesser of (i) the three month London Interbank Offered Rate (LIBOR) plus 100 basis points or (ii) the maximum rate of interest allowed by applicable law, from the date the payment was due through the date of payment. As soon as practicable after receipt by the Provider of any reasonable written request by the Recipient, the Provider will provide the Recipient with reasonably detailed data and documentation sufficient to support the calculation of any amount due to the Provider under this Agreement for the purpose of verifying the accuracy of such calculation. If, after reviewing such data and documentation, the Recipient disputes the Provider’s calculation of any amount due to the Provider, then the dispute will be resolved pursuant to Section 8.2.

     Section 5.2 Consents.
     Helix and Cal Dive acknowledge and agree that certain Software and other licenses, consents, approvals, notices, registrations, recordings, filings and other actions (collectively, “Consents”) may be required by Helix, Cal Dive or members of their respective Groups in connection with the provision of the Services. With respect to each Service, the Recipient will, after consultation with the Provider, either directly pay the out-of-pocket expenses incurred to obtain, perform or otherwise satisfy each such Consent or after any such Consent is obtained, performed or otherwise satisfied, reimburse the Provider for all actual, out-of-pocket costs incurred by the Provider and related to such Consent. Prior to payment of, or reimbursement for, such out-of-pocket expenses, the Provider will provide the Recipient with an invoice accompanied by reasonably detailed data and documentation sufficient to evidence the out-of-pocket expenses for which the Provider is seeking payment or reimbursement. Upon receipt of such invoice and data and documentation, the Recipient will either pay the amount of such invoice directly in accordance with its general payment terms with vendors or reimburse the Provider for its payment of the invoice within 30 days of the date of its receipt of such invoice. If the Recipient disputes the invoiced amount, then the parties will work together to resolve such dispute. If the parties are unable to resolve such dispute, the dispute will be resolved pursuant to Section 8.2. Helix and Cal Dive acknowledge and agree that no prior approval of the Recipient will be required for the Provider to seek any reimbursement pursuant to this Section 5.2.
ARTICLE VI
STANDARD FOR SERVICE; COMPLIANCE WITH LAWS
     Section 6.1 Standard for Service.
     Except as otherwise provided in this Agreement (including in Schedule A and Schedule C), Helix and Cal Dive agree that the Provider will perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which the substantially same services were provided to the members of the Recipient Group by or on behalf of the Provider on the last day prior to the Closing Date in the ordinary course (the “Standard for Services”).
     Section 6.2 Compliance with Laws.
     Each of Helix and Cal Dive will be responsible for its, and its respective Group’s, compliance with any and all Laws applicable to its performance under this Agreement; provided, however, that each of Helix and Cal Dive will, subject to reimbursement of out-of-pocket expenses by the requesting party, use commercially reasonable efforts to cooperate and provide the other party with all reasonably requested assistance (including, without limitation, the execution of documents and the provision of relevant information) to ensure compliance with all applicable Laws in connection with any regulatory action, requirement, inquiry or examination related to this Agreement or the Services.

ARTICLE VII
INDEMNIFICATION; LIMITATION ON LIABILITY
     Section 7.1 Limited Liability of a Provider.
     Notwithstanding the provisions of Section 6.1, no member of a Provider Group, their respective Affiliates or any of their respective directors, officers or employees, or any of the heirs, executors, successors or assigns of any of the foregoing (each, a “Provider Indemnified Party”), will have any liability in contract, tort or otherwise, including for any such party’s ordinary or contributory negligence, to the Recipient or its Affiliates or Representatives for or in connection with (i) any Services rendered or to be rendered by any Provider Indemnified Party pursuant to this Agreement, (ii) the transactions contemplated by this Agreement, or (iii) any Provider Indemnified Party’s actions or inactions in connection with any such Services or transactions; provided, however, that such limitation on liability will not extend to or otherwise limit any Liabilities that have resulted directly from such Provider Indemnified Party’s (a) gross negligence or willful misconduct, (b) improper use or disclosure of information of, or regarding, a customer or potential customer of a Recipient Indemnified Party or (c) violation of applicable Law.
     Section 7.2 Indemnification by Each Provider.
     Each Provider will indemnify, defend and hold harmless each relevant Recipient and each of its Subsidiaries and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (each, a “Recipient Indemnified Party”), from and against any and all Liabilities of the Recipient Indemnified Parties relating to, arising out of, or resulting from (a) the gross negligence or willful misconduct of a Provider Indemnified Party in connection with such Provider Indemnified Party’s provision of the Services or (b) any violation of applicable Law by a Provider Indemnified Party in connection with the transactions contemplated by this Agreement or such Provider Indemnified Party’s provision of the Services; provided, that, the aggregate liability of the Provider Group pursuant to this Article VII will in no event exceed an amount equal to the aggregate payments made by the Recipients to such Providers for Services pursuant to this Agreement for the 12 month period preceding the date of such event giving rise to indemnification hereunder.
     Section 7.3 Indemnification by Each Recipient.
     Each Recipient Group will indemnify, defend and hold harmless each relevant Provider Indemnified Party from and against any and all Liabilities of the Provider Indemnified Parties relating to, arising out of, or resulting from the provision of the Services by any Provider or any of its Affiliates, except for (a) any Liabilities that result from a Provider Indemnified Party’s gross negligence in connection with the provision of the Services, and (b) any Liabilities that result from a Provider Indemnified Party’s material breach of this Agreement.
     Section 7.4 Indemnification Matters; Exclusivity.
     The indemnification provisions set forth in Sections 5.6 through 5.8 of the Master Agreement are hereby incorporated into, and made a part of, this Article VII, Sections 3.1(c) and 3.1(d) and as otherwise applicable to this Agreement. The provisions of this Article VII will constitute the sole and exclusive remedy for Liabilities arising under this Agreement, other than Liabilities arising under Sections 3.1(c) and 3.1(d).
     Section 7.5 Limitation on Liability.
     Notwithstanding any other provision contained in this Agreement, Helix and Cal Dive agree on their behalf, and on behalf of their respective Groups, that no member of the Helix Group on the one hand, and no member of the Cal Dive Group, on the other hand, will be liable to any member of the other Group, whether based on contract, tort (including negligence), warranty or any other legal or equitable grounds, for any special, indirect, punitive, incidental or consequential losses, damages or expenses of the other Group, including, without limitation, loss of data, loss of profits, interest or revenue, or use or interruption of business, arising from any claim relating to breach of this Agreement or otherwise relating to any of the Services or Undertakings provided hereunder. For clarification purposes only, the parties hereto agree that the limitation on liability contained in this Section 7.5 will not apply to (a) damages awarded to a third party pursuant to a third party claim for which a Provider is required to indemnify, defend and hold harmless any Recipient Indemnified Party under Section 7.2; (b) damages awarded to a third party pursuant to a third party claim for which a Recipient is required to indemnify, defend and hold harmless any Provider Indemnified Party under Section 7.3; (c) damages awarded to a third party pursuant to a third party claim for which the Cal Dive Group is required to indemnify, defend and hold harmless any Helix Indemnified Party under Section 3.1(c); and (d) damages awarded to a third party pursuant to a third party claim for which the Helix Group is required to indemnify, defend and hold harmless any Cal Dive Indemnified Party under Section 3.1(d).
     Section 7.6 Liability for Payment Obligations.
     Nothing in this Article VII will be deemed to eliminate or limit, in any respect, any member of the Helix Group’s or any member of the Cal Dive Group’s express obligation in this Agreement to pay or reimburse, as applicable, for (a) Service Charges; (b) Other Costs; (c) amounts payable or reimbursable with respect to any custom modification provided pursuant to Section 2.1(b); (d) any amounts payable or reimbursable pursuant to the terms of the leases referred to in Section 4.1; (e) any amounts payable or reimbursable pursuant in respect of the Consents pursuant to Section 5.2; (f) amounts payable or reimbursable pursuant to Section 6.2 with respect to compliance with Laws; (g) amounts payable or reimbursable pursuant to Section 10.3(b) with respect to books and records; and (h) amounts payable or reimbursable pursuant to Section 10.6 with respect to Taxes.
ARTICLE VIII
DISPUTE RESOLUTION
     Section 8.1 Applicable Law.
     This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

     Section 8.2 Dispute Resolution.
     To the extent not resolved through discussions between the Helix Services Manager and the Cal Dive Services Manager, any dispute, controversy or claim arising out of, or relating to, this Agreement will be resolved in accordance with Article VII of the Master Agreement, which dispute resolution provisions are hereby incorporated into, and made a part of, this Section 8.2.
ARTICLE IX
TERMINATION
     Section 9.1 Termination.
     (a) This Agreement may be terminated (1) after the Trigger Date by either Helix or Cal Dive upon no less than sixty (60) days’ prior written notice; provided, however, after the Trigger Date, the Provider will continue to provide, and the Recipient will utilize, and will cause the other members of the Recipient Group to utilize, the Services identified on Schedule C for the applicable time periods after the Trigger Date set forth in Schedule C, and therefore (A) the effective date of such termination of this Agreement must be no earlier than the latest date provided on Schedule C for the provision of Services, (B) the effective date of termination of individual Services specified on Schedule C must be no earlier than the date provided on Schedule C for such individual Service, and (C) all other Services that are not specified on Schedule C will terminate upon the effective termination date provided in such written notice, or (2) at any time upon mutual agreement of Helix and Cal Dive. Notwithstanding the foregoing, with respect to specific Services provided hereunder, (i) either party hereto (the “Non-Breaching Party”) may terminate this Agreement with respect to any individual Service, in whole but not in part, at any time upon prior written notice by the Non-Breaching Party to the other party (the “Breaching Party”) if the Breaching Party (including any member of its respective Group) has failed to perform any of its material obligations under this Agreement relating to such Service, and such failure will have continued without cure for a period of 60 days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such Service; provided, however, that no Service may be terminated pursuant to this clause (i) until the parties have completed the dispute resolution process set forth in Section 8.2 with respect to such Service; (ii) Helix and Cal Dive may from time to time mutually agree to terminate any individual Service, in whole but not in part, provided, that, any such agreement to terminate a Service will comply with Section 10.10 and include all terms and conditions applicable to termination of the Service to be terminated and (iii) as provided in Section 2.2, Cal Dive may terminate the provision of management oversight services by any particular executive officer of Helix at any time by providing notice of such termination to Helix, such termination to be effective on the later of the date specified in the notice, if any, or the date that is sixty (60) days after delivery of such notice. Any such termination of an individual Service will not in any way affect the obligations of the party terminating such Service to continue to receive all other Services not so terminated and to continue to provide Services as required by this Agreement.
     (b) In addition to and not in limitation of the rights and obligations set forth in Section 2.1(d), upon the request of the Recipient of a Service, (i) the Provider of such Service will cooperate with the Recipient and use its good faith, commercially reasonable efforts to assist the transition of such Service to the Recipient (or Affiliate of the Recipient or such third-party vendor designated by the Recipient) by the Service Termination Date for such Service.
     Section 9.2 Effect of Termination.
     Upon termination or expiration of any Service or Undertaking pursuant to this Agreement, the relevant Provider will have no further obligation to provide the terminated Service or expired Undertaking, and the relevant Recipient will have no obligation to pay any future Service Charges or Other Costs relating to any such Service or Undertaking (other than for or in respect of Services or Undertakings provided in accordance with the terms of this Agreement and received by such Recipient prior to such termination). Upon termination of this Agreement in accordance with its terms, no Provider will have any further obligation to provide any Service or Undertaking, and no Recipient will have any obligation to pay any Service Charges or Other Costs relating to any Service or Undertaking or make any other payments under this Agreement (other than for or in respect of Services or Undertakings received by such Recipient prior to such termination).
     Section 9.3 Survival.
     Each of Section 4.1 (Leases), Section 4.2 (Computer-Based Resources), Article V (Costs and Disbursements), Article VII (Indemnification; Limitation on Liability), Article VIII (Dispute Resolution), Section 9.2 (Effect of Termination), this Section 9.3 (Survival), and Article X (General Provisions) will survive the expiration or other termination of this Agreement and remain in full force and effect.
     Section 9.4 Force Majeure.
     No party hereto (or any member of its Group or any other Person acting on its behalf) will have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A party claiming the benefit of this provision will, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other party of the nature and extent of any such Force Majeure condition and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as feasible.
ARTICLE X
GENERAL PROVISIONS
     Section 10.1 Independent Contractors.
     In providing Services hereunder, the Provider will act solely as independent contractor and nothing in this Agreement will constitute or be construed to be or create a partnership, joint venture, or principal/agent relationship between the Provider, on the one hand, and the Recipient, on the other. All Persons employed by the Provider in the performance of its obligations under this Agreement will be the sole responsibility of the Provider.

     Section 10.2 Subcontractors.
     Any Provider may hire or engage one or more subcontractors to perform any or all of its Services; provided, that, the Provider will in all cases remain responsible for all its obligations under this Agreement, including, without limitation, with respect to the scope of the Services, the Standard for Services and the content of the Services provided to the Recipient. Under no circumstances will any Recipient be responsible for making any payments directly to any subcontractor engaged by a Provider.
     Section 10.3 Additional Services; Books and Records.
     (a) If, during the term of this Agreement, a party hereto identifies a need for additional or other corporate services to be provided by or on behalf of a Provider, the parties hereto agree to negotiate in good faith to provide such requested services (provided that such services are of a type generally provided by the Provider Group at such time) and the applicable service fees, payment procedures, and other rights and obligations with respect thereto. To the extent practicable, such additional or other services will be provided on terms substantially similar to those applicable to Services of similar types and otherwise on terms consistent with those contained in this Agreement.
     (b) All books, records and data maintained by a Provider for a Recipient with respect to the provision of a Service will be the exclusive property of such Recipient. The Recipient, at its sole cost and expense, will have the right to inspect, and make copies of, any such books, records and data during regular business hours upon reasonable advance notice to the Provider. At the sole cost and expense of the Provider, upon termination of the provision of any Service, the relevant books, records and data relating to such terminated Service will be delivered by the Provider to the Recipient in a mutually agreed upon format to the address of Recipient set forth in Section 10.5 or any other mutually agreed upon location; provided, however, that the Provider will be entitled to retain one copy of all such books, records and data relating to such terminated Service for archival purposes and for purposes of responding to any dispute that may arise with respect thereto.
     Section 10.4 Confidential Information.
     Cal Dive agrees to, and will cause the other members of the Cal Dive Group to, maintain and safeguard all the Information pursuant to Section 6.2 of the Master Agreement and Helix agrees to, and will cause the other members of the Helix Group to, maintain and safeguard all Cal Dive Confidential Information pursuant to Section 6.2 of the Master Agreement, and each party hereto agrees that Section 6.2 of the Master Agreement is hereby incorporated by reference into, and made a part of, this Agreement.
     Section 10.5 Notices.
     All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be given or made (and will be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as will be specified in a notice given in accordance with this Section 10.5):
If to Helix:
Helix Energy Solutions Group, Inc.
400 North Sam Houston Parkway East
Houston, Texas 77060
Attn:
Fax:
If to any member of the Cal Dive Group:
Cal Dive International, Inc.
400 North Sam Houston Parkway East
Houston, Texas 77060
Attn:
Fax
     Section 10.6 Taxes. Except as otherwise specifically provided for in the Tax Matters Agreement:
     (a) Each party will be responsible for any personal property Taxes on property it owns or leases, for franchise and privilege Taxes on its business, and for Taxes based on its net income or gross receipts.
     (b) Each Recipient may report and (as appropriate) pay any sales, use, excise, value-added, services, consumption, and other Taxes directly if the Recipient provides the applicable Provider with a direct pay or exemption certificate.
     (c) A Provider will promptly notify the applicable Recipient of, and coordinate with the Recipient the response to and settlement of, any claim for Taxes asserted by applicable taxing authorities for which the Recipient is alleged to be financially responsible hereunder.
     (d) Each Recipient will be entitled to receive and to retain any refund of Taxes paid to a Provider pursuant to this Agreement. In the event a Provider receives a refund of any Taxes paid by a Recipient to the Provider, the Provider will promptly pay, or cause the payment of, such refund to the Recipient.
     (e) Each of the parties hereto agrees that if reasonably requested by the other party, it will cooperate with such other party to enable the accurate determination of such other party’s Tax liability and assist such other party in minimizing its Tax liability to the extent legally permissible. The Provider’s invoices will separately state the amounts of any Taxes the Provider is proposing to collect from the Recipient.
     Section 10.7 Severability.
     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
     Section 10.8 Entire Agreement.
     Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the parties hereto with respect to the subject matter of this Agreement. The Schedules and Recitals to this Agreement are hereby incorporated by reference into and made part of this Agreement for all purposes.
     Section 10.9 Assignment; No Third-Party Beneficiaries.
     This Agreement will not be assigned by any party hereto without the prior written consent of the other party hereto; provided, however, either Helix or Cal Dive may assign this Agreement in connection with a merger, consolidation, reorganization, sale of all or substantially all of its assets or similar transaction within the Helix Group or the Cal Dive Group, respectively, whether or not Helix or Cal Dive is the surviving entity. Except as provided in Article III and Article VII with respect to indemnified parties, this Agreement is for the sole benefit of the parties to this Agreement, the members of their respective Group and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Recipient will cause each member of its Recipient Group receiving Services hereunder to abide by the terms and conditions of this Agreement, and each Provider will cause each member of its Provider Group providing Services hereunder to abide by the terms and conditions of this Agreement.
     Notwithstanding the foregoing, Helix may assign, collaterally assign, or grant security interests in all of Helix’s right, title and interest in and to this Agreement, without the consent of Cal Dive, to one or more financial institutions or other lenders or to any designees, successors or permitted assigns of such financial institutions or other lenders that are, from time to time, parties to the following Credit Agreement, as the same may be amended, restated, amended and restated, renewed, extended, supplemented, replaced, or refinanced from time to time: that certain Credit Agreement dated as of June ___, 2006, by and among Helix Energy Solutions Group, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other Lenders and Agents party thereto. In connection with the foregoing, Cal Dive hereby (a) consents to the exercise by the Secured Parties (as defined in the Credit Agreement) of the rights provided in the security documents granting such assignment, collateral assignment, or security interest, including any foreclosure pursuant thereto and any subsequent assignments by the Administrative Agent on behalf of the Secured Parties, (b) agrees to provide the Administrative Agent with written notice of any default by Helix under the Agreement which is not cured within any applicable grace or cure period, and (c) agrees that prior to terminating the Agreement due to a default by Helix, it shall provide the Administrative Agent with notice of such intended termination (including a detailed description of the reasons therefor) and a reasonable opportunity to cure any underlying default (provided that the Administrative Agent shall have no obligation to cure any default).
     Section 10.10 Amendment.
     No provision of this Agreement may be amended or modified except by a written instrument signed by all the parties to such agreement. No waiver by any party of any provision hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other subsequent breach.
     Section 10.11 Rules of Construction.
     (a) Interpretation of this Agreement will be governed by the following rules of construction: (i) words in the singular will be held to include the plural and vice versa and words of one gender will be held to include the other gender as the context requires, (ii) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (iii) the word “including” and words of similar import will mean “including, without limitation,” (iv) provisions will apply, when appropriate, to successive events and transactions, (v) the headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, (vi) the recitals are and (vii) this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     (b) Unless specifically stated in the Master Agreement that a particular provision of the Master Agreement should be given effect in lieu of a conflicting provision in this Agreement, to the extent that any provision contained in this Agreement conflicts with, or cannot logically be read in accordance with, any provision of the Master Agreement, the provision contained in this Agreement will prevail.
     (c) Unless specifically stated in the Schedules to this Agreement, to the extent that any provision contained in this Agreement conflicts with, or cannot logically be read in accordance with, any provision of a Schedule to this Agreement the provision contained in such Schedule will prevail.
     Section 10.12 Counterparts.
     This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail will be as effective as delivery of a manually executed counterpart of any such Agreement.

     Section 10.13 Set-Off.
     Each of the Provider and the Recipient shall have the right to set off any amounts owed to such party by the other party, whether arising under this Agreement or otherwise.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Corporate Services Agreement to be executed to be effective on the date first written above by their respective duly authorized officers.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:

Name:
Title:

CAL DIVE INTERNATIONAL, INC.

By:

Name:
Title:

SCHEDULE A – SERVICES
I.	Services to Be Provided by Helix and Helix Group:
A.	Finance and Accounting
1.	Accounting

2.	Tax

3.	Finance

4.	Treasury

5.	Audit
B.	Legal & Insurance
1.	Administration

2.	Legal Services

3.	Other Professional Services

4.	Insurance and Claims

5.	Contracts
     Cal Dive will pay Helix for the foregoing services in an amount to be determined by an allocation of costs for such items in conformity with past practices of Helix and Cal Dive. The allocation shall be determined by calculating the ratio of (1) the total marine contracting revenue attributable to Cal Dive to (2) the aggregate marine contracting revenue of the Cal Dive Group and the Helix Group for the relevant period, exclusive of the revenues of Energy Resource Technology, Inc. The resulting ratio shall be applied to the consolidated total costs for the foregoing items over the relevant period to determine the amount allocated to Cal Dive for such costs.
          C. Information Technology
     Cal Dive will pay Helix for the foregoing services in an amount to be determined by an allocation of costs for such items in conformity with past practices of Helix and Cal Dive. Helix will provide its information systems, network and communications systems to the Cal Dive Group. Cal Dive will pay Helix for these services based on the ratio of (1) the number of users for these systems in the Cal Dive Group to (2) the aggregate number of users for the foregoing systems of the Cal Dive Group and the Helix Group. The resulting ratio shall be applied to the consolidated total costs for the foregoing items over the relevant period to determine the amount allocated to Cal Dive for such costs.

II.	Services to Be Provided by Cal Dive and Cal Dive Group:
A.	Operations Support
1.	Human Resources

2.	Benefits

3.	Offshore Resources

4.	Training and Orientation
     Helix will pay Cal Dive for the foregoing services in an amount to be determined by an allocation of costs for such items in conformity with past practices of Helix and Cal Dive. Helix will pay Cal Dive for the foregoing services based on the ratio of (1) the number of employees in the Helix Group to (2) the aggregate number of employees of the Cal Dive Group and the Helix Group, excluding for purposes of such calculation the employees of Energy Resource Technology, Inc. The resulting ratio shall be applied to the consolidated total costs for the foregoing items over the relevant period to determine the amount allocated to Helix for such costs.
B.	Quality, Process and Systems
1.	Administration, Quality and Process

2.	Computer Automated Drafting
C.	Marine Services
1.	Administration

2.	Capital Projects
D.	Supply Chain Services
1.	Administration

2.	Yard/Shop Services

3.	Warehousing

4.	Purchasing

5.	Logistics
E.	Equipment

1.	Administration

2.	Equipment
     Helix will pay Cal Dive for the foregoing services in an amount to be determined by an allocation of costs for such items in conformity with past practices of Helix and Cal Dive. The allocation shall be determined by calculating the ratio of (1) the total marine contracting revenue attributable to Helix to (2) the aggregate marine contracting revenue of the Cal Dive Group and the Helix Group for the relevant period, exclusive of the revenues of Energy Resource Technology, Inc., Well Ops (U.K.), Ltd. and Canyon Offshore, Inc. The resulting ratio shall be applied to the consolidated total costs for the foregoing items over the relevant period to determine the amount allocated to Helix for such costs.
F.	Environmental, Health and Safety (“EHS”) Services
1.	Administration

2.	Environmental, Health and Safety Management

3.	Subcontracting
     Helix will pay Cal Dive for the foregoing services in an amount to be determined by an allocation of costs for such items in conformity with past practices of Helix and Cal Dive. The allocation is based upon an exposure analysis by EHS personnel, taking into account the amount of exposure specifically identifiable to each vessel or business unit of the Cal Dive Group and Helix Group, respectively. The ratio of the amount of exposure attributable to Helix to the total exposure for both Groups is then applied to the consolidated total costs for the foregoing items over the relevant period to determine the amount allocated to Helix for such costs.

SCHEDULE B – REAL PROPERTY FACILITIES
Houston
Fourchon
Port of Iberia

SCHEDULE C – POST-TRIGGER DATE SERVICES

Service:	Termination Date: